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                                                                   EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements listed below, of our report dated February 5, 1999 (February 25, 1999 as to the subsequent event concerning the approval of a stock repurchase program described in Note O) relating to the consolidated financial statements of Premier National Bancorp, Inc. (the "Company") and subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended
December 31, 1998:

     Form S-8 relating to the Company's employee stock option plan (File No. 33-71806)

     Post-Effective Amendment No. 3 (on Form S-3) to Form S-4 relating to the Company's Dividend Investment and Stock Purchase Plan (File
     No. 33-48188)

     Post-Effective Amendment No. 1 (on Form S-8) to form S-2 relating to shares of the Company's common stock offered pursuant to the Fishkill National Corporation Incentive Stock Option Plan (File No. 33-79844)

     Post-Effective Amendment No. 2 (on Form S-3) to Form S-4 relating to the offering of shares of the Company's common stock by certain selling stockholders (File No. 33-48660)

     Post-Effective Amendment No. 1 (on Form S-8) to Form S-4 relating to shares of the Company's common stock offered pursuant to the Progressive Bank, Inc. 1997 Employee Stock Option Plan, the Progressive Bank, Inc. 1993 Non-Qualified Stock Option Plan for Directors, the Progressive Bank,
     Inc. Amended and Restated Incentive Stock Option Plan and the Pawling Savings Bank Incentive Stock Option Plan (File No. 333-49793)



Deloitte & Touche LLP

Stamford, Connecticut
March 26, 1999